EXHIBIT 99.1

For Immediate Release

November 1, 2023

Company Contact: Michael Caruso SVP, Corporate Strategy & Investor Relations michael.caruso@broadstone.com 585.402.7842

Broadstone Net Lease Announces Third Quarter 2023 Results

VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“BNL,” the “Company,” “we,” “our,” or “us”), today announced its operating results for the quarter ended September 30, 2023.

THIRD QUARTER 2023 HIGHLIGHTS

INVESTMENT ACTIVITY
•
During the third quarter, we invested $16.5 million in four industrial properties and one retail property, including $4.8 million in revenue generating capital expenditures and $11.7 million in both new and existing development fundings. Revenue generating capital expenditures had a weighted average initial cash capitalization rate of 6.7%, a weighted average initial term of 14.1 years, and minimum annual rent increases of 2.0%. Year-to-date, we have completed investments totaling $101.5 million, including $25.6 million in new property acquisitions, $26.6 million in revenue generating capital expenditures, and $49.3 million in development fundings. The new property acquisitions and revenue generating capital expenditures had a weighted average initial cash capitalization rate of 7.1%.
•
Subsequent to quarter-end, we invested an additional $9.9 million in development fundings and $15.9 million in revenue generating capital expenditures. As of the date of this release, we have $76.1 million of acquisitions under control, $147.4 million of commitments to fund developments, and $12.0 million of commitments to fund revenue generating capital expenditures with existing tenants.
•
During the third quarter we sold two properties for gross proceeds of $62.3 million at a weighted average cash capitalization rate of 6.2%. Year-to-date and through the date of this release, we have sold 11 properties for gross proceeds of $189.1 million at a weighted average cash capitalization rate of 6.0% on tenanted properties.

OPERATING RESULTS
•
Collected 99.9% of base rents due for the third quarter for all properties subject to a lease.
•
Portfolio was 99.4% leased based on rentable square footage, with only two of our 800 properties vacant and not subject to a lease at quarter end.
•
Incurred $10.1 million of general and administrative expenses, inclusive of $1.5 million of stock-based compensation.
•
Generated net income of $52.1 million, or $0.26 per share.
•
Generated adjusted funds from operations (“AFFO”) of $70.0 million, or $0.36 per share.

CAPITAL MARKETS ACTIVITY
•
Ended the quarter with total outstanding debt of $1.9 billion, Net Debt of $1.9 billion, and a Net Debt to Annualized Adjusted EBITDAre ratio of 4.9x.
•
At September 30, 2023, had $925.9 million of capacity on our Revolving Credit Facility
•
Declared an increase in our quarterly dividend from $0.28 to $0.285, or a 1.8% increase over the prior period.

MANAGEMENT COMMENTARY

“We remained highly selective this quarter in light of the current economic environment and rapid increase in interest rates, deploying capital only into previously identified development projects and revenue generating capital expenditures with existing tenants,” said John Moragne, BNL’s Chief Executive Officer. “The pace of cap rate expansion on new deals continued to lag the pace of interest rate increases, eroding risk adjusted returns. Our existing portfolio remains healthy, with 99.9% rent collections on leased properties and minimal vacancies, and we continued to opportunistically dispose of assets with either elevated credit risk or lease rollover risk, recognizing accretive cap rates relative to our cost of debt and new investment opportunities. We continue to be opportunistic in sourcing investment opportunities presented by this distressed lending environment and believe our prudence in capital allocation will preserve and enhance investor value as the economic environment evolves.”

SUMMARIZED FINANCIAL RESULTS

	For the Three Months Ended			For the Nine Months Ended
(in thousands, except per share data)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Revenues	$109,543	$109,353	$103,524	$337,887	$295,378

Net income, including non-controlling interests	$52,145	$62,996	$28,709	$156,515	$92,702
Net earnings per share - diluted	$0.26	$0.32	$0.16	$0.80	$0.52

FFO	$75,478	$72,524	$72,169	$229,179	$202,013
FFO per share	$0.39	$0.37	$0.39	$1.17	$1.13

Core FFO	$74,754	$74,381	$66,677	$223,608	$196,739
Core FFO per share	$0.38	$0.38	$0.36	$1.14	$1.10

AFFO	$69,958	$69,004	$63,386	$206,446	$186,590
AFFO per share	$0.36	$0.35	$0.35	$1.05	$1.04

Diluted Weighted Average Shares Outstanding	196,372	196,228	182,971	196,282	179,132

FFO, Core FFO, and AFFO are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

REAL ESTATE PORTFOLIO UPDATE

As of September 30, 2023, we owned a diversified portfolio of 800 individual net leased commercial properties with 793 properties located in 44 U.S. states and seven properties located in four Canadian provinces, comprising approximately 38.2 million rentable square feet of operational space. As of September 30, 2023, all but two of our properties were subject to a lease, and our properties were occupied by 220 different commercial tenants, with no single tenant accounting for more than 4.0% of ABR. Properties subject to a lease represent 99.4% of our portfolio’s rentable square footage. The ABR weighted average lease term and ABR weighted average annual minimum rent increase, pursuant to leases on properties in the portfolio as of September 30, 2023, was 10.5 years and 2.0%, respectively.

BALANCE SHEET AND CAPITAL MARKETS ACTIVITIES

As of September 30, 2023, we had total outstanding debt of $1.9 billion, Net Debt of $1.9 billion, and a Net Debt to Annualized Adjusted EBITDAre ratio of 4.9x. We had $925.9 million of available capacity on our revolving credit facility as of quarter end, and have no material debt maturities until 2026.

We did not raise any equity during the quarter and have approximately $145.4 million of capacity remaining on our ATM Program as of September 30, 2023.

DISTRIBUTIONS

At its October 26, 2023, meeting, our board of directors declared an increase in our quarterly dividend from $0.28 to $0.285 distribution per common share and OP Unit to stockholders and OP unitholders. This increase represents a 1.8% increase over the prior period and is effective for our shareholders of record as of December 29, 2023, payable on or before January 12, 2024.

2023 GUIDANCE

The Company has affirmed its per share guidance range for the 2023 full year and currently expects to report AFFO of between $1.40 and $1.42 per diluted share.

The guidance range is based on the following key assumptions:

(i)
investments in real estate properties up to $250 million, revised down from between $300 million and $500 million;
(ii)
dispositions of real estate properties of approximately $200 million, in-line with the top end of our previous range of $150 million and $200 million; and
(iii)
total cash general and administrative expenses between $31 million and $33 million, revised down from between $32 million and $34 million.

Our per share results are sensitive to both the timing and amount of real estate investments, property dispositions, and capital markets activities that occur throughout the year.

The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company’s ongoing operations, including, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company’s GAAP results for the guidance periods.

CONFERENCE CALL AND WEBCAST

The company will host its third quarter earnings conference call and audio webcast on Thursday, November 2, 2023, at 10:00 a.m. Eastern Time.

To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/492451212. If you prefer to listen via phone, U.S. participants may dial: 1-833-470-1428 (toll free) or 1-646-904-5544 (local), access code 001761. International access numbers are viewable here: https://www.netroadshow.com/events/global-numbers?confId=56723.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via phone, U.S. participants may dial: 1-866-813-9403 (toll free) or 1-929-458-6194 (local), access code 528080. The replay will be available via dial-in until Thursday, November 16, 2023. To listen to a replay of the call via the web, which will be available for one year, please visit: https://investors.bnl.broadstone.com.

About Broadstone Net Lease, Inc.

BNL is an industrial-focused, diversified net lease REIT that acquires, owns, and manages primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of September 30, 2023, BNL’s diversified portfolio consisted of 800 individual net leased commercial properties with 793 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, healthcare, restaurant, retail, and office property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “would be,” “believe,” “continue,” or other similar words. Forward-looking statements, including our 2023 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which BNL filed with the SEC on February 23, 2023, which you are encouraged to read, and is available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations (“FFO”), Core Funds From Operations (“Core FFO”), Adjusted Funds from Operations (“AFFO”), Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	September 30, 2023	December 31, 2022
Assets
Accounted for using the operating method:
Land	$752,708	$768,667
Land improvements	330,214	340,385
Buildings and improvements	3,819,745	3,888,756
Equipment	9,608	10,422
Total accounted for using the operating method	4,912,275	5,008,230
Less accumulated depreciation	(601,895)	(533,965)
Accounted for using the operating method, net	4,310,380	4,474,265
Accounted for using the direct financing method	26,751	27,045
Accounted for using the sales-type method	572	571
Property under development	49,819	—
Investment in rental property, net	4,387,522	4,501,881
Cash and cash equivalents	35,061	21,789
Accrued rental income	152,268	135,666
Tenant and other receivables, net	1,372	1,349
Prepaid expenses and other assets	42,309	64,180
Interest rate swap, assets	79,086	63,390
Goodwill	339,769	339,769
Intangible lease assets, net	297,656	329,585
Total assets	$5,335,043	$5,457,609

Liabilities and equity
Unsecured revolving credit facility	$74,060	$197,322
Mortgages, net	79,613	86,602
Unsecured term loans, net	895,633	894,692
Senior unsecured notes, net	845,121	844,555
Accounts payable and other liabilities	44,886	47,547
Dividends payable	55,770	54,460
Accrued interest payable	9,186	7,071
Intangible lease liabilities, net	55,301	62,855
Total liabilities	2,059,570	2,195,104

Commitments and contingencies

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 500,000 shares authorized, 187,272 and 186,114 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	47	47
Additional paid-in capital	3,430,725	3,419,395
Cumulative distributions in excess of retained earnings	(393,571)	(386,049)
Accumulated other comprehensive income	83,575	59,525
Total Broadstone Net Lease, Inc. stockholders' equity	3,120,776	3,092,918
Non-controlling interests	154,697	169,587
Total equity	3,275,473	3,262,505
Total liabilities and equity	$5,335,043	$5,457,609

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2023	June 30, 2023	September 30, 2023	September 30, 2022
Revenues
Lease revenues, net	$109,543	$109,353	$337,887	$295,378

Operating expenses
Depreciation and amortization	38,533	39,031	119,348	109,201
Property and operating expense	5,707	4,988	16,580	15,376
General and administrative	10,143	9,483	30,043	28,058
Provision for impairment of investment in rental properties	-	—	1,473	5,535
Total operating expenses	54,383	53,502	167,444	158,170

Other income (expenses)
Interest income	127	82	370	4
Interest expense	(19,665)	(20,277)	(61,081)	(54,879)
Gain on sale of real estate	15,163	29,462	48,040	5,328
Income taxes	(104)	(448)	(1,030)	(1,169)
Other income (expenses)	1,464	(1,674)	(227)	6,210
Net income	52,145	62,996	156,515	92,702
Net income attributable to non-controlling interests	(2,463)	(2,982)	(7,515)	(5,319)
Net income attributable to Broadstone Net Lease, Inc.	$49,682	$60,014	$149,000	$87,383

Weighted average number of common shares outstanding
Basic	186,766	186,733	186,545	168,680
Diluted	196,372	196,228	196,282	179,132
Net earnings per common share
Basic	$0.27	$0.32	$0.80	$0.52
Diluted	$0.26	$0.32	$0.80	$0.52

Comprehensive income
Net income	$52,145	$62,996	$156,515	$92,702
Other comprehensive income
Change in fair value of interest rate swaps	13,943	19,652	15,696	93,772
Realized loss (gain) on interest rate swaps	522	522	1,566	1,993
Comprehensive income	66,610	83,170	173,777	188,467
Comprehensive income attributable to non-controlling interests	(3,147)	(3,937)	(8,285)	(10,809)
Comprehensive income attributable to Broadstone Net Lease, Inc.	$63,463	$79,233	$165,492	$177,658

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO, Core FFO, and AFFO for the three months ended September 30, 2023 and June 30, 2023 and for the nine months ended September 30, 2023 and 2022. Also presented is the weighted average number of shares of our common stock and OP Units used for the diluted per share computation:

	For the Three Months Ended		For the Nine Months Ended
(in thousands, except per share data)	September 30, 2023	June 30, 2023	September 30, 2023	September 30, 2022
Net income	$52,145	$62,996	$156,515	$92,702
Real property depreciation and amortization	38,496	38,990	119,231	109,104
Gain on sale of real estate	(15,163)	(29,462)	(48,040)	(5,328)
Provision for impairment on investment in rental properties	—	—	1,473	5,535
FFO	$75,478	$72,524	$229,179	$202,013
Net write-offs of accrued rental income	—	—	297	1,326
Lease termination fees	—	—	(7,500)	(791)
Cost of debt extinguishment	—	3	3	231
Severance and executive transition costs(1)	740	183	1,404	401
Other (income) expenses(2)	(1,464)	1,671	225	(6,441)
Core FFO	$74,754	$74,381	$223,608	$196,739
Straight-line rent adjustment	(6,785)	(7,276)	(21,332)	(15,075)
Adjustment to provision for credit losses	—	(10)	(10)	(5)
Amortization of debt issuance costs	983	986	2,955	2,704
Amortization of net mortgage premiums	—	(52)	(78)	(78)
Loss on interest rate swaps and other non-cash interest expense	522	521	1,565	1,993
Amortization of lease intangibles	(1,056)	(1,085)	(4,832)	(3,501)
Stock-based compensation	1,540	1,539	4,570	3,813
AFFO	$69,958	$69,004	$206,446	$186,590
Diluted WASO(3)	196,372	182,971	196,282	179,132
Net earnings per diluted share(4)	$0.26	$0.16	$0.80	$0.52
FFO per diluted share(4)	0.39	0.37	1.17	1.13
Core FFO per diluted share(4)	0.38	0.38	1.14	1.10
AFFO per diluted share(4)	0.36	0.35	1.05	1.04

1 Amount includes $0.7 million and $0.2 million of employee severance costs and executive transition costs during the three months ended September 30, 2023, and June 30, 2023, respectively. Amount includes $1.4 million of employee severance costs and executive transition costs and $0.4 million of employee severance costs during the nine months ended September 30, 2023 and 2022, respectively.

2 Amount includes $(1.4) million and $1.7 million of unrealized foreign exchange (gain) loss for the three months ended September 30, 2023 and June 30, 2023, respectively, and $0.3 million and $(6.4) million of unrealized foreign exchange loss (gain) for the nine months ended September 30, 2023 and 2022, respectively, primarily associated with our Canadian dollar denominated revolving borrowings.

3 Excludes 506,172, and 504,161 weighted average shares of unvested restricted common stock for the three months ended September 30, 2023 and June 30, 2023, respectively. Excludes 480,849, and 381,220 weighted average shares of unvested restricted common stock for the nine months ended September 30, 2023 and 2022, respectively.

4 Excludes $0.1 million from the numerator for the three months ended September 30, 2023 and June 30, 2023. Excludes $0.4 million and $0.3 million from the numerator for the nine months ended September 30, 2023 and 2022, respectively, related to dividends paid or declared on shares of unvested restricted common stock.

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO, Core FFO, and AFFO, each of which are non-GAAP measures. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains (losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.

We compute Core FFO by adjusting FFO, as defined by Nareit, to exclude certain GAAP income and expense amounts that we believe are infrequently recurring, unusual in nature, or not related to its core real estate operations, including write-offs or recoveries of accrued rental income, lease termination fees, gain on insurance recoveries, cost of debt extinguishments, unrealized and realized gains or losses on foreign currency transactions, severance and executive transition costs, and other extraordinary items. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.

We compute AFFO by adjusting Core FFO for certain non-cash revenues and expenses, including straight-line rents, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps and other non-cash interest expense, stock-based compensation, and other specified non-cash items. We believe that excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors. We use AFFO as a measure of our performance when we formulate corporate goals, and is a factor in determining management compensation. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses.

Specific to our adjustment for straight-line rents, our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rental rates over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates.

FFO, Core FFO, and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO, Core FFO, and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate Core FFO and AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of Core FFO and AFFO accordingly.

The following is a reconciliation of net income to EBITDA, EBITDAre, and Adjusted EBITDAre, debt to Net Debt and Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended September 30, 2023, June 30, 2023, and September 30, 2022:

	For the Three Months Ended
(in thousands)	September 30, 2023	June 30, 2023	September 30, 2022
Net income	$52,145	$62,996	$28,709
Depreciation and amortization	38,533	39,031	39,400
Interest expense	19,665	20,277	20,095
Income taxes	104	448	356
EBITDA	$110,447	$122,752	$88,560
Provision for impairment of investment in rental properties	—	—	4,155
Gain on sale of real estate	(15,163)	(29,462)	(61)
EBITDAre	$95,284	$93,290	$92,654
Adjustment for current quarter investment activity (1)	26	342	2,358
Adjustment for current quarter disposition activity (2)	(400)	(444)	—
Adjustment to exclude non-recurring and other expenses (3)	740	183	—
Adjustment to exclude realized / unrealized foreign exchange (gain) loss	(1,433)	1,681	(4,934)
Adjustment to exclude cost of debt extinguishments	—	3	231
Adjustment to exclude lease termination fees	—	—	(791)
Adjusted EBITDAre	$94,217	$95,055	$89,518
Annualized EBITDAre	$381,136	$373,160	$370,616
Annualized Adjusted EBITDAre	$376,868	$380,220	$358,072

1 Reflects an adjustment to give effect to all investments during the quarter as if they had been made as of the beginning of the quarter.

2 Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.

3 Amount includes $0.7 million and $0.2 million of employee severance and executive transition costs during the three months ended September 30, 2023 and June 30, 2023, respectively.

(in thousands)	September 30, 2023	June 30, 2023	September 30, 2022
Debt
Unsecured revolving credit facility	$74,060	$122,912	$219,537
Unsecured term loans, net	895,633	895,319	894,378
Senior unsecured notes, net	845,121	844,932	844,367
Mortgages, net	79,613	80,141	94,753
Debt issuance costs	9,360	9,872	11,498
Gross Debt	1,903,787	1,953,176	2,064,533
Cash and cash equivalents	(35,061)	(20,763)	(75,912)
Restricted cash	(15,436)	(15,502)	(6,449)
Net Debt	$1,853,290	$1,916,911	$1,982,172
Anticipated proceeds from forward equity agreement	4.9x	—	(270,732)
Pro Forma Net Debt	$1,853,290	$1,916,911	$1,711,440
Net Debt to Annualized EBITDAre	4.9x	5.1x	5.3x
Net Debt to Annualized Adjusted EBITDAre	4.9x	5.0x	5.5x
Pro Forma Net Debt to Annualized Adjusted EBITDAre	4.9x	5.0x	4.8x

We define Net Debt as gross debt (total reported debt plus debt issuance costs) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.

We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (losses) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We are focused on a disciplined and targeted investment strategy, together with active asset management that includes selective sales of properties. We manage our leverage profile using a ratio of Net Debt to Annualized Adjusted EBITDAre, discussed below, which we believe is a useful measure of our ability to repay debt and a relative measure of leverage, and is used in communications with our lenders and rating agencies regarding our credit rating. As we fund new investments using our unsecured revolving credit facility, our leverage profile and Net Debt will be immediately impacted by current quarter investments. However, the full benefit of EBITDAre from new investments will not be received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our investments and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre (“Adjusted EBITDAre”) for the most recently completed quarter (i) to recalculate as if all investments and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishments, realized or unrealized gains and losses on foreign currency transactions, or gains on insurance recoveries, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees and other items, that are not a result of normal operations. While investments in property developments have an immediate impact to Net Debt, we do not make an adjustment to EBITDAre until the quarter in which the lease commences. We then annualize quarterly Adjusted EBITDAre by multiplying it by four (“Annualized Adjusted EBITDAre”). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.